UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Definitive Proxy Statement
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OFFICE DEPOT, INC.
(Name of Registrant as Specified In Its Charter)

Levitt Corporation Woodbridge Equity Fund LLLP Mark Begelman Martin E. Hanaka
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a press release and open letter to shareholders of Office Depot, Inc. issued on March 28, 2008 by Woodbridge Equity Fund LLLP and Levitt Corporation.

FOR IMMEDIATE DISTRIBUTION

THE WOODBRIDGE GROUP FILES DEFINITIVE PROXY MATERIALS TO
ELECT TWO NOMINEES TO OFFICE DEPOT’S BOARD OF DIRECTORS
AND SENDS OPEN LETTER TO OFFICE DEPOT SHAREHOLDERS

FORT LAUDERDALE, FL – March 28, 2008 – Woodbridge Equity Fund LLLP and Levitt Corporation (NYSE: LEV), together the “Woodbridge Group,” today mailed the following letter to the shareholders of Office Depot, Inc. (NYSE:ODP) along with its definitive proxy materials in connection with Office Depot’s 2008 Annual Meeting.  The Woodbridge Group strongly urges Office Depot shareholders to elect its two highly-qualified nominees, Mark Begelman and Martin E. Hanaka, to the Office Depot board of directors by voting the GOLD proxy card by Internet, telephone or mail today.

Mr. Begelman is the former President and Chief Operating Officer of Office Depot.  Mr. Hanaka is the former Chief Executive Officer of The Sports Authority, Inc.; former President and Chief Operating Officer and director of Staples, Inc.; and current interim Chief Executive Officer and non-executive Chairman of the Board of Golfsmith International Holdings, Inc.  The Woodbridge Group is nominating these candidates to serve on the board in place of Office Depot director candidates David I. Fuente and Steve Odland, Chair and Chief Executive Officer.

Alan B. Levan, the Chairman of the Board and Chief Executive Officer of Levitt Corporation and Woodbridge Capital Corporation, commented, “We firmly believe that shareholders will agree that change at Office Depot is preferable to the status quo.  The Woodbridge Group’s director nominees will bring to the Office Depot board a new voice for shareholders, a fresh perspective on the Company’s strategic and operational initiatives, strong relevant retail experience and strong executive and corporate governance experience.  We believe that Mr. Begelman and Mr. Hanaka are uniquely qualified to work with the full board and management to address the challenges the Company is currently facing, improve performance and increase shareholder value.

“Office Depot’s recent statement that it has a ‘long-range strategic plan’ offers nothing new.  While Office Depot’s shareholders have heard before many of the promises included in the Company’s turn-around plan, we have seen little in the way of results.  For instance, Office Depot has underperformed its top competitor, Staples, on virtually all key retail metrics over the last several years while operating in the same macro economic environment.  Office Depot’s performance leads us to question not only the substance of the Company’s plan, but also whether the current board and management offer the right leadership to take this Company forward.”

The full text of the Woodbridge Group’s letter, which was mailed with the Woodbridge Group’s proxy statement, appears below:

VOTE FOR THE WOODBRIDGE GROUP’S HIGHLY-QUALIFIED NOMINEES
WHO WILL REPRESENT SHAREHOLDERS’ BEST INTERESTS ON THE
OFFICE DEPOT BOARD

SIGN, DATE, AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY

Dear Fellow Shareholder:

We are seeking your support to elect two highly-qualified and experienced retail executives to the board of directors of Office Depot, Inc. at the April 23, 2008 annual meeting.  If elected, Mark Begelman and Martin E. Hanaka are committed to working constructively with all of the other Office Depot directors to turn around the Company and deliver value for all shareholders.

OFFICE DEPOT’S STOCK IS UNDERVALUED AND THE COMPANY
CONTINUES TO UNDERPERFORM ITS TOP COMPETITOR
ON ALL KEY METRICS

While there is no question that the current macro economic environment is difficult, Office Depot has significantly underperformed its competitor, Staples, Inc., as well as the S&P 500.  Over the last two years, Office Depot shares have declined 69% and recently closed at a low of $10.86 on March 17, 2008, a 76% decline from the high of $44.46 recorded on May 11, 2006, at the market close.  Over a longer 5-year timeframe, Office Depot shares have decreased 20% since the end of 2002, while Staples shares have risen 89% over the same period.   Office Depot has also seen a remarkable decline in all key retail metrics including comparable store sales, sales per store, sales per square foot and operating margins, and continues to lag Staples in each of these.

For instance, according to information contained in company reports, despite operating in the same macro economic environment as Staples, Office Depot has managed a compound annual growth rate (CAGR) in North American retail sales of merely 0.7% since 2000, while Staples has delivered a 5.3% CAGR in this same period.  In addition, same store sales data shows Staples outperforming Office Depot consistently for the last eight years.  Further, since 2000, Office Depot’s sales per store in North America have decreased 24%, while Staples’ has dropped just 5%.  While Office Depot has always lagged Staples in terms of operating margins, the discrepancy has grown to 490 basis points in 2007 versus 280 basis points in 2000.(1)

The Office Depot management and board can’t keep blaming the economy for everything.

THE COMPANY’S CONTINUED POOR PERFORMANCE AND TODAY’S CHALLENGING
BUSINESS ENVIRONMENT UNDERSCORE THE NEED FOR
FRESH PERSPECTIVE ON THE BOARD

We firmly believe that shareholders will agree that change at Office Depot is preferable to the status quo.  The Woodbridge Group’s director nominees, Mark Begelman and Martin E. Hanaka, will bring to the Office Depot board a new voice for shareholders, a fresh perspective on the Company’s strategic and operational initiatives, strong relevant retail experience and strong executive and corporate governance experience.  We believe that Mr. Begelman and Mr. Hanaka are uniquely qualified to work with the full board and management to address the challenges the Company is currently facing, improve performance and increase shareholder value.

Mr. Begelman and Mr. Hanaka each have over 35 years of retail experience and exceptional expertise in the office supply retailing space.  In addition, our nominees bring direct experience at Office Depot and Staples.

Mark Begelman – former President and COO of Office Depot

•                  Over 10 years of management experience in the office products and supply industry and over 35 years of experience in retail merchandising.

•                  Co-founded Office Club, an office supply retailer, in 1986.  Opened 52 stores in 4 years and took the company public in 1989.  Mr. Begelman served as Chief Executive Officer of Office Club since he co-founded it until 1991 when Office Club merged with Office Depot, a merger in which Office Club’s shareholders received a 25% premium.

•                  Following the merger, Mr. Begelman served as President and Chief Operating Officer of Office Depot from 1991 to 1995.  During this time, Office Depot’s revenues grew from approximately $900 million to $5.5 billion and the store base grew from approximately 127 stores to 460 stores.  Furthermore, Office Depot’s stock split three times.

Martin E. Hanaka – former Chief Executive Officer of The Sports Authority, Inc; former President and COO and director of Staples, Inc.; and current interim Chief Executive Officer and non-executive Chairman of the Board of Golfsmith International Holdings, Inc.

•                  Over 35 years of experience in retail merchandising.

•                  He was the President and Chief Operating Officer of Staples, Inc. from 1994 to 1997 and served as a director from 1996 to 1997.

•                  From 1998 until 2003, Mr. Hanaka was the Chief Executive Officer of The Sports Authority, Inc., where he served as Chairman of the Board from 1999 until 2004.  At The Sports Authority, Mr. Hanaka led the very successful turnaround of the $1.5 billion retailer.

•                  Currently, he is the interim Chief Executive Officer and non-executive Chairman of the Board of Golfsmith International Holdings, Inc., a golf products retailer, and he is also a director of Trans World Entertainment Corp., one of the largest specialty music and video retailers in the United States.

(1)	Adjusted for $110.038 million in facility closing costs in 2000 and $7.493 million in gain on sale of building in 2007 for Office Depot.

OFFICE DEPOT’S TRACK RECORD SPEAKS FOR ITSELF –
THE TIME HAS COME FOR CHANGE

Office Depot’s recent statement that it has a ‘long-range strategic plan’ offers nothing new.  While Office Depot’s shareholders have heard  before many of the promises included in the Company’s turn-around plan, we have seen little in the way of results.  Office Depot’s performance leads us to question not only the substance of the plan, but also whether the current board and management offer the right leadership to take this Company forward.

Analysts who closely follow the Company have publicly expressed doubts in this team’s availability to deliver:(2)

•                  JP Morgan Analyst Stephen C. Chick, March 3, 2008
“We think the turnaround of the company would be better accomplished under different leadership.”

•                  Credit Suisse Analyst Gary Balter, September 6, 2007
“On its own, we do not expect management to work their way out of their problems anytime soon.  One can question whether given the performance if this is the right team to even try.”

We believe shareholders have waited long enough for a turnaround of this Company.  There is clearly a need for new representation on the board to ensure that the Company delivers on its plans and promises and finally really does “take care of business.”

We urge you to sign, date, and return the enclosed GOLD proxy card today with a vote FOR our nominees.  If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Georgeson Inc., toll free at 877-651-8856.

For more information about our nominees and their plans for restoring Office Depot’s value, please visit: www.RebuildOfficeDepot.com.

Sincerely,

The Woodbridge Group

(2)  Permision to excerpt was neither sought nor obtained.

If your shares are registered in your own name, please sign, date and mail the enclosed GOLD Proxy Card to Georgeson Inc. in the self-addressed, postage-paid envelope provided today.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed GOLD Voting Instruction Form in the self-addressed, postage-paid envelope provided. Remember—only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

199 Water Street, 26th Floor

New York, NY 10038

Shareholders Call Toll Free: 877-651-8856

For additional information, go to www.Rebuild Office Depot.com.

# # #

Woodbridge Equity Fund LLLP

Woodbridge Capital Corporation, a wholly-owned subsidiary of Levitt Corporation, is the general partner of, and Levitt Corporation is the limited partner of, Woodbridge Equity Fund LLLP.  Woodbridge Equity Fund LLLP is a beneficial owner of Office Depot, Inc. securities and a participant in the proxy solicitation.

Levitt Corporation

Levitt Corporation, directly and through its wholly-owned subsidiaries, historically has been a real estate development company.  Going forward, Levitt Corporation intends to pursue acquisitions and investments opportunistically within and outside the real estate industry.

Additional Information

Levitt Corporation and Woodbridge Equity Fund LLLP (together, the “Woodbridge Group”), and Mark Begelman and Martin E. Hanaka (together, the “Nominees” and, together with the Woodbridge Group, the “Proponents”) filed a proxy statement with the Securities and Exchange Commission (the “SEC”) on March 27, 2008 containing information about the solicitation of proxies for the 2008 Annual Meeting of the shareholders of Office Depot, Inc. (the “Company”).

Investors and security holders of the Company are urged to read the proxy statement because it contains important information.  Detailed information relating to the Proponents and Alan B. Levan, John E. Abdo and Seth Wise, who may be deemed to be participants in the solicitation of proxies from Company shareholders (collectively with the Proponents, the “Participants”), can be found in the proxy statement filed by the Proponents.  The proxy statement and other relevant documents relating to the solicitation of proxies by the Proponents are available at no charge on the SEC’s website at http://www.sec.gov.  In addition, the Proponents will provide copies of the proxy statement and other relevant documents without charge upon request.  Requests for copies should be directed to the Proponent’s proxy solicitor, Georgeson Inc. at 1-877-651-8856.

Forward-Looking Information

Some of the statements contained herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties. In addition to the risks identified below, you should refer to Levitt Corporation’s and Office Depot’s periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements.  Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include: the costs and disruption to Levitt Corporation’s or Office Depot’s business arising from the proxy contest and related litigation; the diversion of management time to issues related to the proxy contest; the ability to successfully solicit sufficient proxies to elect the Nominees to the board of directors of Office Depot; the ability of the Nominees to influence the other directors and the management of Office Depot and to improve the corporate governance and strategic direction of the Company; risk factors associated with the business of Levitt Corporation, as described in Levitt Corporation’s periodic reports filed with the SEC, which may be viewed free of charge on the SEC’s website at http://www.sec.gov; and risk factors associated with the business of Office Depot as described in Office Depot’s Form 10-K for the fiscal year ended December 29, 2007, and in other periodic reports of Office Depot, which are available free of charge on the SEC’s website, at http://www.sec.gov.  Accordingly, you should not rely on forward-looking statements as a prediction of actual results.

Contacts:

Steve Lipin/Nina Devlin

Brunswick Group

212.333.3810

Investors:

Georgeson

877-651-8856

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